FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 1st Quarter Earnings and
Approves 2009 Dividend Plan

Lewiston, MAINE (October 20, 2008) - Northeast Bancorp (NASDAQ: NBN), the parent company of Northeast Bank (www.northeastbank.com), reported earnings for the quarter ended September 30, 2008 of $69,116, or $0.03 per diluted share, as compared to earnings for the same period last year of $430,565, or $0.18 per diluted share. The decline in earnings was the result of a higher provision for loan losses and one-time charges related to the realized losses and impairment expense of various common and preferred stock investments of $391,000 that were negatively affected by recent market events. Excluding the impact of common and preferred stock realized losses and impairment expenses, earnings were $324,500, or $0.14 per diluted share, a 25% decline over the same quarter last year.

James Delamater, Northeast Bancorp President and CEO, commented: “As part of our ongoing comprehensive risk management program, we have scrubbed our portfolio and believe that we have properly identified any problem investments. After putting this one-time charge behind us, we intend to continue to develop our business plan of pursuing a high level of product and income diversity.”

For the first quarter 2009, total net interest income and noninterest income increased by 18%, to $6,601,854, up from $5,582,221. Noninterest income levels increased to $2,560,647 for the quarter ended September 30, 2008 as compared to $1,989,374 for the same period in 2007, an increase of 29%, with insurance and investment revenues increasing by 75% and 6%, respectively. Net interest income increased 12% to $4,401,207 primarily due to a 17 basis point increase in net interest margin to 2.92% as compared to the same period one year ago.

Mr. Delamater commented further; “Our strategy, calling for the full diversification of our revenue streams, continues to serve us well. Revenues from the operations of the Company’s insurance and investment divisions exceeded our expectations this past quarter. We are encouraged as we continue to grow, improve our margins and focus on the right products and markets, especially as we are seeing substantial progress in the delivery of property & casualty insurance to our customers, the result of our aggressive agency acquisition strategy.”

As of September 30, 2008, Northeast Bancorp had total assets of approximately $605 million. Loans decreased $12.5 million compared to September 30, 2007; primarily resulting from a $9.1 million decrease in commercial loans. In addition, the allowance for loan losses as a percentage of total loans was 1.38% at September 30, 2008 as compared to 1.37% for the same period one year ago.

“Our risk management program, adopted some time ago, called for the full analysis and rating of our loan portfolio. Therefore, we believe that we have properly measured our credit risk and that our allowance for loan losses is adequate. We are pleased to see growth in mortgages and consumer loans, and anticipate an increase in fee income related to the origination and sale of mortgages into the secondary market as more customers return to ‘community banks’ where they will find a better understanding of the need for quality advice,” said Delamater.

The Company continued to reduce its reliance on brokered deposits to fund asset growth, with brokered deposits declining by $6.2 million since September 2007. Over the past year, deposits declined by $4.4 million as the decline in brokered deposits was partially offset by an increase in core deposits, primarily money market accounts, of $1.8 million.

“With the recent changes to the FDIC deposit insurance levels from $100,000 to $250,000, we’re anticipating a further increase in core deposits as customers look for safe places to invest and save. We are taking this opportunity to bolster our liquidity levels so as to position the Company to take advantage of quality lending opportunities,” noted Delamater.

In addition to announcing earnings, the Board of Directors declared a dividend of $0.09 per share payable on November 21, 2008 to shareholders of record as of the close of business on October 31, 2008. The board approved a dividend payout plan of quarterly cash dividends at this level for fiscal year 2009; this plan is subject to exceeding the regulatory definition of well-capitalized.

“Community banks are vital to local economies and to helping families and businesses weather this current financial situation. Northeast Bancorp is fortunate to have investors and shareholders who have embraced our long-term strategy for product and income diversification and understand the importance of a more conservative approach to pricing and lending; a plan that the Board of Directors and Management executed three years ago. And, for that reason, we are pleased to continue to pay a quarterly dividend, as we have since our inception.”

Northeast Bancorp common shares trade on the NASDAQ with approximately 2.3 million shares outstanding and, as of September 30, 2008, had a book value of $17.80 per share, an increase from $17.14 at the end of the same period last year.

“We have taken a number of steps to protect our investors, customers and other stakeholders from the risks impacting the financial services industry, including full product and income diversification, conservative lending and prudent oversight. We have a strong capital position, adequate liquidity, good products, growing revenues, strong risk management discipline and multiple revenue streams with a high level of product and income diversity. As a result, we believe the Company is in a solid position for continued growth,” Delamater said.

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., operates 25 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2008.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended
	September 30,		%
	2008	2007	Change
Selected financial information

Income statement data:

Interest income	$8,595	$8,957	-4%
Interest expense	4,554	5,364	-15%
Net interest income	4,041	3,593	12%
Provision for loan losses	521	190	174%
Net interest income afterprovision for loan losses	3,520	3,403	3%

Gain on sale of loans	111	153	-27%
Loss on securities sales	(108)	(6)	1700%
Investment brokerage income	421	398	6%
Insurance agency income	1,517	866	75%
Other noninterest income	620	578	7%
Noninterest Income	2,561	1,989	29%
Noninterest expense	6,089	4,842	26%
Operating (loss) income before income tax	(8)	550	-101%
Income tax (benefit) expense	(77)	119	-165%
Net income	$69	$431	-84%

Per share data:
Basic earning per common share	$0.03	$0.18	-83%
Diluted earnings per common share	$0.03	$0.18	-83%
Weighted average shares outstanding:
Basic	2,315,443	2,415,952	-4%
Diluted	2,324,916	2,432,977	-4%

Book value per share	$17.80	$17.14
Tangible book value per share	$12.36	$13.66

Net interest margin	2.92%	2.75%
Net interest spread	2.69%	2.42%
Return on average assets (annualized)	0.05%	0.31%
Return on equity (annualized)	0.68%	4.17%
Tier I leverage ratio (Bank)	6.92%	8.11%
Tier I risk-based capital ratio (Bank)	9.62%	10.84%
Total risk-based capital ratio (Bank)	10.97%	12.09%
Efficiency ratio	92%	87%
Nonperforming loans	6,561	4,737
Total nonperforming assets	7,040	4,737
Nonperforming loans as a % of total loans	1.61%	1.12%
Nonperforming assets as a % of total assets	1.16%	0.83%

	September 30,		%
	2008	2007	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$143,445	$109,526	31%
Loans held for sale	1,046	830	26%
Loans	408,759	421,290	-3%
Allowance for loan losses	5,656	5,756	-2%
Goodwill & intangibles	12,640	8,254	53%
Total assets	605,170	573,680	5%

Deposits:
NOW and money market	69,696	63,597	10%
Savings	20,123	21,519	-6%
Certificates of deposits	216,291	222,478	-3%
Brokered time deposits	12,603	18,861	-33%
Noninterest-bearing deposits	37,879	34,558	10%
Total deposits	356,592	361,013	-1%

Borrowings	204,393	169,242	21%
Shareholders' equity	41,324	40,641	2%

Shares outstanding	2,321,182	2,371,332	-2%